Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-275376) and Form S-8 (No. 333-205024, No. 333-262857 and No. 333-291058) of Paramount Gold Nevada Corp. (the “Company”) of our report dated September 17, 2026, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2026.

/s/ Baker Tilly US, LLP

Denver, Colorado

September 17, 2026